EXHIBIT 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ANNOUNCES SIGNIFICANT LOAN, DEPOSIT AND ASSET GROWTH FOR QUARTER ENDED MARCH 31, 2008

LOS ANGELES, CA – May 13, 2008 – Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced that total assets increased to $48.5 million at March 31, 2008, an increase of over 23 percent from the prior quarter ended December 31, 2007. Bank of Manhattan, which commenced operations on August 15, 2007, increased gross loans outstanding to $32.2 million, an increase of $14.0 million, or 77 percent over the December 31, 2007 level of $18.2 million.

Funding for the strong loan growth came primarily from an increase in deposits which totaled $27.9 million, which represents an increase of $10.0 million, or 56 percent from the December 31, 2007 level. “Our Bank’s strong growth to date is reflective of the support we have received from local businesses, professionals and entrepreneurs, as well as our shareholder base” stated Jeffrey M. Watson, President and Chief Executive Officer. “With our solid capital base and strong balance sheet, we are in an excellent position to capitalize on current market uncertainties.”

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $1,167,000 for the quarter ended March 31, 2008, which includes a $173,000 in non-cash compensation expense and a $166,000 provision to the allowance for loan losses. In spite of the declining interest rate environment, net interest income improved 32 percent over the prior quarter due to the strong loan growth experienced in the quarter. At March 31, 2008, the loan loss reserve represented 1.35% of gross outstanding loans. The Bank had no non-performing assets, or loans over 30 days past due at March 31, 2008.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended
	Mar. 31,	Dec. 31,
(In thousands)	2008	2007
Balance Sheet - At Period End
Cash and due from banks	$749	$398
Investments and fed funds sold	12,915	18,087
Net Loans	31,758	17,930
Other assets	3,104	2,952
Total Assets	$48,526	$39,367

Non-interest-bearing deposits	$8,582	$5,395
Interest-bearing deposits	19,279	12,467
Other liabilities	351	316
Stockholders’ equity	20,314	21,189
Total Liabilities and Shareholders’ Equity	$48,526	$39,367

Income Statement
Interest income (not tax-equivalent)	$560	$453
Interest expense	130	86
Net interest income	430	367
Provision for loan losses	166	167
Net interest income after provision for loan losses	264	200
Non-interest income	13	1
Non-interest expense	1,444	1,484
Net Loss	$(1,167)	$(1,283)

Return on average assets	-10.73%	-14.46%
Return on average equity	-22.54%	-23.39%

Per share:
Net loss - basic	$(0.47)	$(0.52)
Weighted average shares used	2,487	2,487
Book value at period end	$8.17	$8.52
Ending shares	2,487	2,487

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—
Loans past due 90 days or more	—	—
Other real estate owned	—	—
Total non-performing loans	$—	$—

Allowance for loan loss/total gross loans	1.35%	1.48%
Non-accrual loans /total gross loans	N/A	N/A
Non-performing assets to total assets	N/A	N/A